Exhibit 10.1

February 22, 2024

William (Bill) McCombe

wdmccombe@gmail.com

Dear Bill,

CYTEK BIOSCIENCES, INC. (“Cytek” or the “Company”) is pleased to offer you the position of Chief Financial Officer. You will serve as Principal Financial and Accounting Officer for purposes of SEC reporting.

You will report to Wenbin Jiang, CEO, on your duties at Cytek. You will work at 47215 Lakeview Boulevard, Fremont, CA 94538. The Company may change your position, duties, and work location from time to time as it deems necessary.

Subject to approval by the Company’s Board of Directors (the “Board”), your annual base salary will be $420,000 less payroll deductions and all required withholdings. You are eligible to participate in Cytek’s Annual Bonus Program. Your target bonus is 50% of your annual base salary. Actual payout is dependent on your performance and Company’s overall performance.

You will be paid semi-monthly, and you will be eligible for the following standard company benefits:

Medical	Flexible account (HSA, FSA)
Dental	Vision
Life insurance	10 Holidays
401K plan	Unlimited PTO

Subject to approval by the Board or a committee of the Board and your execution of related documents, you will receive equity grants in the value amount of $1,250,000, comprised of 50% value in stock options and 50% value in restricted stock units (RSUs).

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The number of stock options will be determined based upon the fair value (Black-Scholes methodology) of Cytek common stock on the date of grant. The stock options will vest over four years with 25% vesting on the first anniversary of the grant date and 1 /48 of the total grant vesting each month thereafter, subject to the conditions of the grant and your continuous service with the Company.

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The number of RSUs will be determined based upon the closing sale price of Cytek common stock on the date of grant. The RSUs will vest at a rate of approximately 25% on the first anniversary of the grant date and approximately 3/48 of the total grant each quarter thereafter for the remaining three years; provided that RSUs will vest only on the Company’s preset RSU vesting dates, in each case, subject to your continued employment with the Company. Accordingly, the first tranche of your RSUs will not vest until the Company’s first preset RSU vesting date following the first anniversary of the grant date and the number of RSUs vesting on such date will be adjusted accordingly. For your reference, the Company’s preset RSU vesting dates are currently March 10, May 18, August 18 and November 18 of each year. In the event that the Company’s trading window under its Insider Trading Policy is closed on a vesting date, such shares shall not be delivered on such date and shall instead be delivered as soon a reasonably practicable thereafter.

Additionally, you will be eligible to participate in the Company’s 2021 Employee Stock Purchase Program (the “ESPP Program”) and the Company’s Severance Benefit Plan. You may elect to participate in the ESPP Program during any enrollment period following commencement of your employment with the Company. Your participation in the Company’s Severance Benefit Plan will be conditioned upon your execution of a Participation Agreement following commencement of your employment with the Company.

The Company may modify your compensation and benefits from time to time as it deems necessary. Additional information about Company benefits can be provided upon request.

As a Cytek employee, you will be expected to abide by Company rules and regulations and corporate governance policies, copies of which will be provided to you upon employment for review and acknowledgement. You will also be required to sign and comply with a

Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of Company proprietary information.

Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt employee, you may be asked to work additional hours as required by the nature of your work assignments.

We expect that you will start performing the duties of your new position on March 18, 2024. This job offer is contingent upon a favorable pre-employment drug screen, reference and background checks, including a background check by the Company auditors. The Company acknowledges that all the aforementioned drug screen, reference and background checks have been completed to the Company’s satisfaction.

Please return a signed copy of this offer on or before February 26, 2024, at which time this offer expires if not previously accepted.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer. Notwithstanding the at-will employment relationship, the Company agrees not to revoke or rescind this offer of employment prior to your commencement of such employment.

To ensure the timely and economical resolution of disputes, all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this offer letter or otherwise arising from your employment with the Company will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Fremont, California, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment). BY AGREEING TO THIS ARBITRATION PROCEDURE, YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. Nothing in this paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. The Company will be responsible for any costs of arbitration, and each party shall bear its own expenses.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If you.agree with all the terms and condition set forth in this letter, please sign and date this offer. We look forward to a productive and enjoyable working relationship.

Sincerely,

/s/ Wenbin Jiang, Ph.D.

Chief Executive Officer

Cytek Biosciences, Inc.

Accepted:	Date:

/s/ William (Bill) McCombe	2/23/24

March 18, 2024

William (Bill) McCombe

wdmccombe@gmail.com

Dear Bill,

This letter agreement (the “Amendment”) shall supplement and amend that certain offer of employment, by and between you and Cytek Biosciences, Inc. (the “Company”), dated February 22, 2024 (the “Offer Letter”). Your employment with the Company shall continue to be on an “at-will” basis. Subject to the terms of the Company’s Second Amended and Restated Severance Benefit Plan, the Company may terminate your employment at any time and for any reason whatsoever or no reason, and you may terminate your employment for any reason whatsoever or no reason; provided, however, that you agree to provide to the Company at least thirty (30) days’ prior written notice of intent to terminate employment for any reason (or such longer period as may be mutually agreed between the parties). The Company may waive all or any part of the notice period for no consideration by giving written notice to you, and for all purposes, your employment termination date shall be the date determined by the Company.

Nothing in this Amendment modifies, supersedes, voids, or otherwise alters your Confidential Information and Inventions Assignment Agreement. Except as modified by this Amendment, the Offer Letter shall remain in full force and effect.

This Amendment constitutes the entire understanding between the you and the Company with respect to the subject matter hereof and supersedes any other agreements or promises made to you by anyone with respect to this subject matter, whether oral or written. This Amendment is entered into without reliance on any promise or representation other than those expressly contained herein. This Amendment cannot be modified or amended except in writing signed by you and an authorized officer of the Company (other than you). No waiver of any right hereunder shall be effective unless it is in writing.

This Amendment may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. The parties agree that facsimile and scanned image copies of signatures, including DocuSign, will suffice as original signatures.

Sincerely,

/s/ Connie Wedel

Chief People Officer

Cytek Biosciences, Inc.

Accepted and Agreed:

/s/ William (Bill) McCombe	March 18, 2024
William (Bill) McCombe	Date